UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.   20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	May 23, 2011

OSAGE EXPLORATION AND DEVELOPMENT, INC.
(Exact name of small business issuer as specified in its charger)

Delaware	0-52718	26-0421736
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(I.R.S. Employer Identification No.)

2445 5th Avenue, Suite 310 San Diego, CA 92131	(619) 677-3956
(Address of principal executive offices)	(Issuer’s telephone number)

Not Applicable
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On April 21, 2011, we entered into a participation agreement (“Participation Agreement”) with Slawson Exploration Company (“Slawson”) and U.S. Energy Development Corporation (”USE”, Slawson and USE, together, the “Parties”).  Pursuant to the terms of the Participation Agreement, Slawson and USE acquired 45% and 30% respectively of the Company’s 10,000 acre Nemaha Ridge prospect located in Logan County, OK for gross consideration of $4,875,000. The Parties have a 60 day period from the signing of the Participation Agreement to conduct further due diligence and to confirm the acreage assigned.  In addition, the Parties shall carry Osage for 10% of the cost of the first three horizontal Mississippian wells.  Slawson will be the operator of all wells in the Nemaha Ridge Prospect. Revenue from wells drilled pursuant to the Participation Agreement shall be allocated 45% to Slawson, 30% to USE and 25% to Osage.

We used the net proceeds from the above transaction to retire (i) the $500,000 secured promissory note, issued on January 24, 2011, (ii) the $200,000 secured promissory note issued on April 6, 2011 and (iii) all accrued interest due on the $500,000 secured promissory note.

Item 2.01 Completion of Acquisition or Disposition of Assets

The information under Item 1.01, above, is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d)           Exhibits

Exhibit 10.1*                                Participation Agreement

* Filed herewith

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf of the undersigned thereunto duly authorized.

OSAGE EXPLORATION AND DEVELOPMENT, INC. (Registrant)

Date: May 23, 2011	By:	/s/ Kim Bradford
Kim Bradford
President and Chief Executive Officer

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